Exhibit 5(i)

                                  MENTOR FUNDS

                              MANAGEMENT AGREEMENT


                                February 1, 1998

Mentor Investment Advisors, LLC
901 East Byrd Street
Richmond, Virginia 23219

Dear Sirs:

         Mentor Funds (the "Trust"), a Massachusetts business trust, confirms its agreement with Mentor Investment Advisors, LLC (the "Adviser") with respect to the Adviser's serving as investment adviser of the Trust as set forth below.

         Section 1.        Investment Description; Appointment

         The Trust desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the investment objectives, policies and limitations specified in the prospectus (the "Prospectus") and in the statement of additional information (the "Statement of Additional Information") filed with the Securities and Exchange Commission (the "SEC") as part of the Trust's Registration Statement on Form N-1A, as amended from time to time (the "Registration Statement"). Copies of the Trust's Prospectus and the Statement of Additional Information have been or will be submitted to the Adviser. The Trust desires to employ and hereby appoints the Adviser to act as its investment manager. The Adviser accepts the appointment and agrees to furnish the services described in Section 2 of this Agreement for the compensation set forth in Section 6 of, and Appendix I to, this Agreement.

         Section 2.        Services as Adviser; Appointment of Sub-Advisers

         (a) Subject to the supervision and direction of the Trust's Board of Trustees, the Adviser shall provide such services reasonably requested by the Trust, including but not limited to the following:

                  (i) monitoring and supervising the services provided to the Trust by its administrator (the "Administrator") pursuant to a separate agreement between the Trust and the

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Administrator, a copy of which has been or will be submitted to the Adviser; and

                  (ii) providing to the Trust investment management evaluation services principally by performing initial due diligence on prospective investment advisers ("Sub-Advisers") for each existing series of its capital stock and any series or class which the Trust may offer from time to time in the future (each, a "Portfolio"), thereafter monitoring and supervising Sub-Adviser performance through quantitative and qualitative analysis as well as periodic in-person, telephonic and written consultations with Sub-Advisers and considering and approving investments and use of certain investment strategies when the Trust requests review and consideration of such matters by the Adviser. The Adviser will be responsible for communicating performance expectations and evaluations to Sub-Advisers and ultimately recommending to the Board of Trustees of the Trust whether Sub-Advisers' contracts should be renewed, modified or terminated. The Adviser will provide written reports to the Board of Trustees regarding the results of its evaluation and monitoring functions; and

                  (iii) conducting all operations of the Trust except those operations contracted to the Sub-Advisers, custodian, transfer agent and administrator.

         (b) The Adviser will, at its own expense, maintain sufficient staff, employ or retain sufficient personnel, and consult with any other persons that it determines may be necessary or useful to the performance of its obligations under this Agreement.

         Section 3.        Brokerage

         The Adviser is authorized to permit the Sub-Advisers to execute portfolio transactions for the Trust. In executing transactions and selecting brokers or dealers, each Sub-Adviser will seek the best overall terms available. In assessing the best overall terms available for any portfolio transaction, the Sub-Adviser will consider all factors it deems relevant including, but not limited to, the breadth of the market in the security or commodity interest, the price of the security or commodity interest, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Adviser shall have the right to request of the Sub-Advisers in writing that transactions giving rise to brokerage commissions shall be executed by brokers and dealers that provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Trust and/or other accounts over which the Sub-Adviser or an affiliate exercises investment discretion. In addition, subject to the above and the applicable Rules of Fair Practice of the National Association of Securities Dealers, Inc., the Trust shall have the right to request that such transactions be executed by brokers and dealers by or through whom sales of shares of the Trust are made.

         Section 4.        Information Provided to the Trust

         The Adviser will keep the Trust informed of developments materially

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affecting the Sub-Advisers and the Portfolios and, in addition to providing the
Trust with whatever statistical or other information the Trust may reasonably request with respect to its investments, the Adviser will, on its own initiative, furnish the Trust from time to time with whatever information the Adviser believes is appropriate for this purpose.

         Section 5.        Standard of Care

         The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Trust or to holders of the Trust's shares of beneficial interest to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement.

         Section 6.        Compensation

         (a) In consideration of services rendered pursuant to this Agreement, each of the Trust's Portfolios will accrue daily and pay monthly a fee at the annual rate applied to the value of that Portfolio's average daily net assets as set forth in the schedule attached hereto as Appendix I. From time to time the Adviser may agree to reimburse the Trust additional expenses or waive a portion or all of its fee, in the sole discretion of the Adviser.

         (b) The fee for the period from the commencement of investment operations to the end of the month during which investment operations commence will be prorated according to the proportion that such period bears to the full monthly period, and will be payable that month. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and will be payable upon the date of termination of this Agreement.

         (c) For the purpose of determining fees payable to the Adviser under this Agreement, the value of the Trust's net assets will be computed in the manner described in the Trust's current Prospectus and/or Statement of Additional Information.

         Section 7.        Costs and Expenses

         The Adviser will bear all expenses in connection with the performance of its services under this Agreement, including the payment of salaries of all officers and employees who are employed by it and the Trust as well as the payment of the fees of the Sub-Advisers.

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         Section 8.        Reimbursement to the Trust

         From time to time the Adviser may agree to reimburse the Trust additional expenses or waive a portion or all of its fee payable pursuant to
Section 6, in the sole discretion of the Adviser. If, in any fiscal year of the Trust, the aggregate expenses of the Trust (including fees pursuant to this agreement and the Trust's Administration Agreement with the Administrator, but excluding interest, taxes, brokerage fees, and, if permitted by state securities commissions, extraordinary expenses) exceed the expense limitation imposed by any state having jurisdiction over the Trust, the Adviser will reimburse the Trust to the extent required by state law in the same proportion as its fees bear to the combined fees paid by the Trust for investment management and administration. The Adviser's expense reimbursement obligation will be limited to the amount of its fees received pursuant to this Agreement. Such expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis.

         Section 9.        Service to Other Companies or Accounts

         The Trust understands that the Adviser and the Sub-Advisers may act as investment managers or advisers to fiduciary and other managed accounts, including other investment companies, and the Trust has no objection to the Adviser's and Sub-Advisers' so acting, provided that whenever the Trust and one or more other accounts advised by any Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each account or company. The Trust recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Trust. In addition, the Trust understands and acknowledges that the persons employed by the Adviser to assist in the performance of the Adviser's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of any kind or nature.

         Section 10.       Term of Agreement

         (a) This Agreement shall become effective upon its execution and shall continue for an initial period of two years and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Trust's Board of Trustees or
(ii) a vote of a "majority" of the Trust's outstanding voting securities (as defined in the Investment Company Act of 1940, as amended (the "Act")), provided that in either event the continuance is also approved by a majority of Trustees who are not "interested persons" (as defined in the Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

         (b) This Agreement is terminable, without penalty, on 60 days' written notice, by the Trust's Trustees or by vote of holders of a majority of the Trust's outstanding voting securities, or upon 60 days' written notice, by the Adviser.

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         (c) This Agreement will terminate automatically in the event of its assignment (as defined in the Act or in rules adopted under the Act).

         Section 11.       Amendments

         No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved in accordance with applicable law.

         Section 12. Limitations of Liability of Trustees, Officers, Employees, Agents and Shareholders of the Trust

         The Adviser is expressly put on notice of the limitation of liability as set forth in the Declaration of Trust and agrees that the obligations assumed by the Trust pursuant to this Agreement shall be limited in any case to the Trust and its assets and that the Adviser shall not seek satisfaction of any such obligations from the shareholders of the Trust, the Trustees, officers, employees or agents of the Trust, or any of them.

         Section 13.       Miscellaneous

         (a) This Agreement shall be governed by the laws of the Commonwealth of Virginia, provided that nothing herein shall be construed in a manner inconsistent with the Act, the Investment Advisers Act of 1940, as amended, or rules or orders of the Securities and Exchange Commission thereunder.

         (b) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

         (c) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.


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         (d) Nothing herein shall be construed as constituting the Adviser as an agent of the Trust.

         If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy of this Agreement.

                                              Very truly yours,

                                              MENTOR FUNDS


                                              By:_____________________________
                                                  Name:
                                                  Title:

Accepted:

MENTOR INVESTMENT ADVISORS, LLC



By:_____________________________________
     Name:
     Title:

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                                                                 APPENDIX I


                                                         ADVISER'S RATE OF
                                                         FEE IN ACCORDANCE
                                                         WITH SECTION 6 OF
MENTOR FUNDS                                             THE AGREEMENT
------------                                             -----------------
     Mentor Capital Growth Portfolio                             .80%

     Mentor Quality Income Portfolio                             .60%

     Mentor Municipal Income Portfolio                           .60%

     Mentor Income & Growth Portfolio                            .75%




                                                 MENTOR FUNDS



                                                 By:__________________________
                                                      Name:
                                                      Title:

Accepted:

MENTOR INVESTMENT ADVISORS


By:______________________________________
     Name:
     Title:

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